Exhibit 23.9
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Forms F-4 and S-4) and related Prospectus of Compagnie Générale de Géophysique and subsidiaries for the registration of up to $165,000,000 aggregate principal amount of new 7 1/2% Senior Notes due 2015 in exchange for all outstanding unregistered 7 1/2% Senior Notes due 2015 issued on February 3, 2006 and to the incorporation by reference therein of our report dated April 26, 2006, (except for the note 31 for which the date is May 9, 2006), with respect to the consolidated financial statements and schedules of Compagnie Générale de Géophysique and subsidiaries included in its Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
Neuilly-sur-Seine and Paris La Défense, France
June 1, 2006

BARBIER FRINAULT & AUTRES ERNST & YOUNG AUDIT /s/ Pascal Macioce	MAZARS & GUERARD /s/ Philippe Castagnac

Pascal MACIOCE	Philippe CASTAGNAC